Exhibit 99.3
Thank you, Art, and good afternoon ladies and gentlemen.
Total revenue for the third quarter 2008 was $31.9 million, versus $15.8 million in the third quarter 2007, an increase of $16.1 million or 101.6%. Third quarter 2008 revenues are the highest ever recorded by Akorn, with year-over-year increases in revenues realized in all four of our business segments.
Ophthalmics business segment revenues increased 2% over the prior year revenue total, which included sales of approximately $2.0 million from the re-introduction of IC-Green. Hospital Drugs and Injectables business segment revenues increased 36% over the prior year revenue total, as a result of strong antidote and analgesic product sales. Vaccine business segment revenues increased 278% over the prior year revenue total, when the Company initially launched Td Vaccine, and include the impact of Flu Vaccine product sales. Contract Pharmaceutical Manufacturing business segment revenues increased 72% over the prior year revenue total and reflect the impact of three new customers as well as a marketing fee that was earned on sales by the Akorn-Strides joint venture.
Gross profit for the third quarter 2008 was $9.9 million as compared to $3.0 million in the third quarter 2007. Year-over-year revenue increases in each of our four business segments also contributed to year-over-year gross profit increases in each business segment. However, the aggregate increase in third quarter 2008 gross profit of approximately $6.9 million is due primarily to product sales of unit dose Td Vaccines and antidotes, which contributed approximately $5.0 million and $1.1 million, respectively.
Gross margin for the third quarter 2008 was 31.1% versus 18.8% in the prior year period, and reflects the impact of high-margin antidote and unit dose Td Vaccine product sales.
Selling, general and administrative expenses totaled $6.2 million in the third quarter 2008, an increase of $0.9 million over the comparative prior year period. This increase is primarily due to the expansion of our Sales Team from 30 to 65 representatives, which was completed in the first quarter 2008.
Ex. 99.3

Research and development expenses were $1.1 million in the third quarter 2008 versus $2.1 million in the comparative prior year period, and reflect lower milestone payments for new product development activities.
Interest and other income and expense for the third quarter 2008 totaled $271K versus interest income of $140K in the comparative prior year period, and reflect higher borrowing costs and increased debt, which were partially offset by a $25K gain on the sale of fixed assets.
Also during the third quarter 2008, the Akorn-Strides joint venture initiated its first commercial product launch, Rifampin for Injection, a drug product used in the treatment of all forms of tuberculosis. The positive operating performance of the joint venture contributed approximately $447K of non-operating income to Akorn, representing our equity earnings from the 50% position we hold in the Akorn-Strides joint venture.
Net income for the third quarter 2008 was $2.4 million or $0.03 per fully diluted share, vs. a net loss of $4.7 million in the third quarter 2007 or $0.05 per fully diluted share. The September 30, 2008 fully diluted share count for the Company is approximately 90 million.
I would now like to draw your attention to the Balance Sheet. As of today, the Company has cash and restricted cash equal to $7.3 million, plus approximately $4.2 million of undrawn upon availability under our Credit Agreement. Trade receivables as of September 30, 2008 totaled $15.7 million, and reflect increased product sales in all four business segments. The financial strength and liquidity provided by enhanced operational cash flows will enable us to continue to reduce the outstanding balance on our Credit Agreement Revolver.
To date, we have used our Revolver primarily to fund our investment in Td Vaccines. As of September 30, 2008, our carrying value on the balance sheet for unit dose Td Vaccine was approximately $13.8 million, an increase over the second quarter 2008 of $2.9 million. During the third quarter 2008, we completed the exchange of our entire multi dose Td Vaccine inventory for unit dose preservative free Td Vaccine with our supplier, and are now selling unit dose preservative free Td Vaccine exclusively. In order to facilitate this inventory exchange, we negotiated a $5.0 million subordinated note that is due and payable in July 2009.
Ex. 99.3

Td Vaccine shipments continued to accelerate in the third quarter 2008, due to increased unit dose Td Vaccine sales to U.S. hospitals and Distributors. We believe that as our presence in the hospital market and the office-based physician market for Td Vaccine continues to increase, we will remain cash flow positive and have sufficient working capital to meet our business requirements.
The other addition to our balance sheet during the third quarter 2008 is a caption for capital leases of approximately $1.8 million, which represents the value of tenant improvements at our new Distribution Facility in Gurnee, IL and our new Corporate Headquarters in Lake Forest, IL.
Finally, I would like to briefly review the Statement of Cash Flows. During the third quarter 2008, we generated EBITDA of approximately $3.9 million.
Thank you for your time and attention. I will now turn the teleconference back to Art.
Ex. 99.3